Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173135 on Form S-3, Nos. 333-165912 and 333-183476 on Form S-8 of our reports dated February 26, 2013, relating to the consolidated financial statements and financial statement schedule of Verisk Analytics, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 26, 2013